Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation in this Form 8-K, of Orbital Energy Group, Inc., of our Independent Auditor’s Report, dated July 9, 2021 on the financial statements of Front Line Power Construction, LLC, for the years ended December 31, 2020 and 2019. We have not compiled, reviewed or audited the Pro Forma Financial Statements (Exhibit 99.2) which include the nine months condensed financial statements for September 30, 2021 and 2020, and the unaudited pro forma condensed combined financial statements which are included in this Form 8-K.

/s/ KM&L, LLC

Lake Jackson, Texas

January 13, 2022